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                                                                   Exhibit 23.vi



                        Consent of Independent Auditors


The Board of Directors and Capital Subscribers
Mannesmann Mobilfunk GmbH

We consent to incorporation by reference in this registration statement of AirTouch Communications, Inc. on Form S-8 relating to the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan of our report, dated February 27, 1995, relating to the balance sheets of Mannesmann Mobilfunk GmbH as of December 31, 1994 and 1993, and the related statements of income, capital subscribers' equity, and cash flows for the years ended December 31, 1994, 1993, 1992, which appears in the December 31, 1994 annual report on Form 10-K of AirTouch Communications, Inc.


Dusseldorf, Germany, November 20, 1995

KPMG Deutschc Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

/s/ Scheffler Wirtschaftsprufer      /s/ Hass Wirtschaftsprufer